Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231510

April 14, 2021

PUBLIC STORAGE

$700,000,000 Floating Rate Senior Notes due 2024

$650,000,000 1.850% Senior Notes due 2028

$650,000,000 2.300% Senior Notes due 2031

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Floating Rate Senior Notes due 2024 (the “Floating Rate Notes”)

1.850% Senior Notes due 2028 (the “2028 Notes”) 2.300% Senior Notes due 2031 (the “2031 Notes”)

Trade Date:	April 14, 2021

Settlement Date:	April 23, 2021 (T+7)

Aggregate Principal Amount:	Floating Rate Notes: $700,000,000

2028 Notes: $650,000,000 2031 Notes: $650,000,000

Maturity Date:	Floating Rate Notes: April 23, 2024

2028 Notes: May 1, 2028 2031 Notes: May 1, 2031

Coupon:	Floating Rate Notes: Compounded SOFR, reset quarterly, plus 47 basis points

2028 Notes: 1.850% per annum 2031 Notes: 2.300% per annum

Benchmark Treasury:	Floating Rate Notes: Compounded SOFR, reset quarterly

2028 Notes: 1.250% due March 31, 2028 2031 Notes: 1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	2028 Notes: 99-19 / 1.311% 2031 Notes: 95-11 / 1.639%

Spread to Benchmark Treasury:	Floating Rate Notes: Compounded SOFR, reset quarterly plus 47 basis points

2028 Notes: T+ 55 basis points 2031 Notes: T+ 70 basis points

Yield to Maturity:	2028 Notes: 1.861%

2031 Notes: 2.339%

Price to Public:	Floating Rate Notes: 100.000% of principal amount

2028 Notes: 99.928% of principal amount 2031 Notes: 99.653% of principal amount

Underwriting Discount:	Floating Rate Notes: 0.250% of principal amount

2028 Notes: 0.600% of principal amount 2031 Notes: 0.650% of principal amount

The underwriters have agreed to make a payment to Public Storage in an amount equal to $2,600,000, including in respect of expenses.

Interest Payment Dates:	Floating Rate Notes: January 23, April 23, July 23 and October 23 of each year, commencing on July 23, 2021

2028 Notes and 2031 Notes: May 1 and November 1 of each year, commencing on November 1, 2021

Record Dates:	Floating Rate Notes: January 8, April 8, July 8 and October 8

2028 Notes and 2031 Notes: April 16 and October 17

Redemption Provision:	Floating Rate Notes: At par on or after April 23, 2022

2028 Notes: Make-whole call prior to March 1, 2028 (two months prior to the maturity date of the Notes) based on U.S. Treasury + 10 basis points or at par on or after March 1, 2028

2031 Notes: Make-whole call prior to February 1, 2031 (three months prior to the maturity date of the Notes) based on U.S. Treasury + 12.5 basis points or at par on or after February 1, 2031

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC
Scotia Capital (USA) Inc.

ISIN Number:	Floating Rate Notes: US74460WAB37

2028 Notes: US74460WAD92

2031 Notes: US74460WAE75

CUSIP Number:	Floating Rate Notes: 74460WAB3

2028 Notes: 74460WAD9

2031 Notes: 74460WAE7

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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